Exhibit 4.31

ALLIED WASTE INDUSTRIES, INC.
AND
U.S. BANK NATIONAL ASSOCIATION
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of December 5, 2008
to
INDENTURE
Dated as of April 20, 2004

4 1/4 % Senior Subordinated Convertible Debentures due 2034

     FIRST SUPPLEMENTAL INDENTURE, dated as of December 5, 2008 (the “First Supplemental Indenture”), between ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (hereinafter called the “Company”), REPUBLIC SERVICES, INC., a Delaware corporation (hereinafter called “Republic”) and U.S. BANK NATIONAL ASSOCIATION, as Trustee (hereinafter called the “Trustee”).
RECITALS
     WHEREAS, the Company executed and delivered to the Trustee that certain Indenture, dated as of April 20, 2004 (the “Indenture”), pursuant to which the 4 1/4% Senior Subordinated Convertible Debentures of the Company (the “Debentures”) were issued;
     WHEREAS, pursuant to the terms of the Indenture, the Debentures were initially convertible into shares of common stock, par value $0.01 per share, of the Company (“Common Stock”);
     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 22, 2008, as amended (the “Merger Agreement”), among the Company, Republic Services, Inc., a Delaware corporation (“Republic”) and RS Merger Wedge, Inc., a Delaware corporation and a wholly owned subsidiary of Republic (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving corporation, as a result of which each issued and outstanding share of Common Stock (other than shares of Common Stock held by the Company, Republic or their respective subsidiaries) were converted into the right to receive shares of common stock, par value $0.01 per share, of Republic (“Republic Stock”);
     WHEREAS, in connection with the Merger, the Company has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture in order to reflect the results of the Merger as required by the Indenture;
     WHEREAS, Section 15.05(b) of the Indenture requires that, as a result of the Merger, the Debentures become convertible into the consideration issued in the Merger to the holders of Common Stock;
     WHEREAS, Section 11.01 of the Indenture provides that under certain conditions, the Company and the Trustee, without the consent of the holders of Debentures, from time to time and at any time, may enter into an indenture supplemental to the Indenture, to make provision with respect to the conversion rights of the holders of Debentures pursuant to the requirements of Section 15.05(b) of the Indenture and, so long as such action will not adversely affect the interests of holders of Debentures, to cure any ambiguity or correct any error in the Indenture.
     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of the respective holders from time to time of the Debentures, as follows:
ARTICLE ONE
DEFINITIONS
     Section1.1. Indenture Terms.
     Except as set forth in Section 1.2, capitalized terms used but not defined in this First Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.
     Section1.2. Certain Definitions.
     From and after the effective time of this First Supplemental Indenture, the following definitions contained in Section 1.01 of Article 1 of the Indenture are hereby amended in their entirety to read as follows:
     “Common Stock” means any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company and which is not subject to redemption by the Company.
     “Conversion Price” as of any day means $1,000 divided by the Conversion Rate as of such date and rounded to the nearest cent.
     “Conversion Trading Price” means, as of any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the Bid Solicitation Agent for $5,000,000 aggregate principal amount of Debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers (none of which shall be an Affiliate of the Company) selected by the Company; provided, however, if at least three such bids cannot be reasonably obtained by the Bid Solicitation Agent, but two bids are obtained, then the average of the two bids shall be used, and if only one such bid can be reasonably obtained by the Bid Solicitation Agent, the one shall be used. If, however, no bid is obtained by the Bid Solicitation Agent or, in the Company’s reasonable judgment, the bid quotations are not indicative of the secondary market value of Debentures as of such determination date, then the Conversion Trading Price per $1,000 principal amount of the Debentures for such determination date will be deemed to be less than 98% of the product of (i) the Conversion Rate as of such determination date multiplied by (ii) the Last Reported Sale Price for the Republic Stock for such determination date.
     “Current Market Price” on any day means (i) the average of the Last Reported Sale Prices per share of Republic Stock for the five consecutive Trading Days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring the computation of the Current Market

Price, (ii) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the Last Reported Sale Price of the Republic Stock on the Trading Day on which the initial public offering price of the securities being distributed in the Spin-Off is determined and (iii) in the case of any other Spin-Off, the average of the Last Reported Sale Prices of the Republic Stock over the first 10 Trading Days following the effective date of such Spin-Off. For purposes of this definition, the term “ex date”, when used with respect to any issuance or distribution described in clause (i) of this definition, means the first date on which the Republic Stock trades without the right to receive the issuance or distribution requiring the computation of the Current Market Price.
     “Ex-Dividend Date” means the first date upon which a sale of the Republic Stock does not automatically transfer the right to receive the relevant distribution from the seller of the Republic Stock to its buyer.
     “Last Reported Sale Price” of any security (including the Republic Stock or the Common Stock, as the case may be) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which such security is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” will be the last quoted bid price for such security in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If such security is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and asked prices for such security on the relevant date quoted by each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.
     “Outstanding”, when used with reference to Debentures and subject to the provisions of Section 9.04, means, as of any particular time, all Debentures authenticated and delivered by the Trustee under this Indenture, except:
     (a)     Debentures theretofore canceled by the Trustee or delivered to the Trustee for cancellation;
     (b)     Debentures, or portions thereof, (i) for the redemption of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or (ii) which shall have been otherwise defeased in accordance with Article 13;
     (c)     Debentures in lieu of which, or in substitution for which, other Debentures shall have been authenticated and delivered pursuant to the terms of Section 2.06; and
     (d)     Debentures converted pursuant to Article 15 and Debentures deemed not outstanding pursuant to Article 3.

     “Spin-Off” means a dividend or other distribution on the Republic Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to any Subsidiary of Republic or other business unit of Republic.
     “Trading Day” when used in Articles 4 and 15 hereof or in the definition of “Applicable Five Trading Day Period,” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Republic Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Republic Stock is then listed or, if the Republic Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Republic Stock is then traded and, when used elsewhere in the Indenture, means a day during which trading in securities generally occurs on the principal market on which the Common Stock is then traded, if any.
     From and after the effective time of this First Supplemental Indenture, the following terms shall be added as additional definitions in Section 1.01 of Article 1 of the Indenture in appropriate alphabetical sequence:
     “Board Resolution” means a resolution of the Republic Board, certified by the Secretary or an Assistant Secretary of Republic and delivered to the Trustee.
     “Republic” means Republic Services, Inc., a Delaware corporation.
     “Republic Board” means the board of directors of Republic or a committee of such board of directors duly authorized to act for it hereunder.
     “Republic Stock” means any stock of any class of Republic which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Republic and which is not subject to redemption by Republic. Subject to the provisions of Section 15.05(b), however, shares issuable on conversion of Debentures shall include only shares of the class designated as common stock of Republic at December 5, 2008 (namely, the common stock, par value $0.01 per share) or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Republic and which are not subject to redemption by Republic provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.
ARTICLE TWO
CONCERNING THE DEBENTURES
     Section 2.1. Conversion Privilege.
     Each Debenture outstanding after the Merger shall, from and after the effective time of this First Supplemental Indenture, during the period such Debenture shall be convertible as specified in Section 15.01 of the Indenture, be convertible into the number of shares of Republic Stock, and cash in lieu of fractional shares of Republic Stock, receivable upon the effectiveness of the Merger by a holder of the number of shares of Common Stock of the Company issuable upon conversion of such Debenture immediately prior to the Merger, subject to adjustment as provided in Section 15.05 of the Indenture, as such Section is amended by this First Supplemental Indenture.
     Section 2.2. Terms of Conversion.
     In furtherance of the obligation to make provision with respect to the conversion rights of holders of Debentures in connection with a Reorganization Event pursuant to the requirements of Section 15.05(b), from and after the effective time of this First Supplemental Indenture, Article 15 of the Indenture is amended in its entirety to read as follows:
Article 15
Conversion Of Debentures
     Section 15.01. Right To Convert.
     (a)     Subject to and upon compliance with the provisions of this Indenture, prior to April 15, 2034, the holder of any Debenture shall have the right, at such holder’s option, to convert the principal amount of the Debenture, or any portion of such principal amount which is an integral multiple of $1,000, into fully paid and non-assessable shares of Republic Stock (as such shares shall then be constituted) at the Conversion Rate in effect at such time, by surrender of the Debenture so to be converted in whole or in part, together with any required funds, under the circumstances described in this Section 15.01 and in the manner provided in Section 15.02. The Debentures shall be convertible only during the following periods upon the occurrence of one of the following events:
(i)	during any calendar quarter commencing after the quarter ended June 30, 2004 and before June 30, 2034 if the Last Reported Sale Price for the Republic Stock for at least 20 Trading Days during the period of 30 consecutive Trading Days ending on the last Trading Day of the previous calendar quarter is greater than 125% of the Conversion Price on such last Trading Day;

(ii)	in the event that the Company calls any or all of the Debentures for redemption, at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date (unless the Company fails to pay the Redemption Price); provided that only those Debentures that are called for redemption may be converted following such an event;

(iii)	during the five Business Day period after any three consecutive Trading Day period in which the average Conversion Trading Price per Debenture, as determined following a request by a holder in accordance with the procedures described below, for such period is less than 98% of the average of the product of the Conversion Rate and the Last Reported Sale Price of the Republic Stock for each day during such period; provided that if, on the date of any conversion pursuant to this Section 15.01(a)(iii) that is on or after April 15, 2029, the Last Reported Sale Price of the Republic Stock is greater than the Conversion Price, then holders of Debentures surrendered for conversion will receive, in lieu of Republic Stock based on the Conversion Rate, shares of Republic Stock with a value equal to the principal amount of the Debentures converted; or

(iv)	as provided in Section (b) of this Section 15.01.
     In connection with any conversion pursuant to Section 15.01(a)(iii), the Trustee shall have no obligation to obtain the bids necessary for the Company to determine the Conversion Trading Price of the Debentures unless the Company has requested it to do so, and the Company shall have no obligation to make such request unless a holder of Debentures provides the Company with reasonable evidence that the Conversion Trading Price per Debenture is less than 98% of the product of the Last Reported Sale Price of the Republic Stock and the Conversion Rate. At such time, the Company will instruct the Trustee to obtain the bids (in the manner described in the definition of Conversion Trading Price) beginning on the next Trading Day and on each successive Trading Day until the Conversion Trading Price per Debenture is greater than or equal to 98% of the product of the Last Reported Sale Price of the Republic Stock and the Conversion Rate.
     The Company or its designated agent shall determine on a daily basis during the time period specified in Section 15.01(a)(i) and 15.01(a)(iii) whether the Debentures shall be convertible as a result of the occurrence of an event specified in clause (i) or (iii) above and, if the Debentures shall be so convertible, the Company shall promptly deliver to the Trustee (or other Conversion Agent appointed by the Company) written notice thereof. Whenever the Debentures shall become convertible pursuant to this Section 15.01, the Company or, at the Company’s request, the Trustee in the name and at the expense of the Company, shall notify the holders of the event triggering such convertibility in the manner provided in Section 17.03, and the Company shall also publicly announce such information by publication on the Company’s website or through such other public medium as it may use at such time. Any notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such notice.
     The Trustee shall be entitled at its sole discretion to consult with the Company and to request the assistance of the Company in connection with the Trustee’s duties and obligations pursuant to Section 15.01(a) hereof, and the Company agrees, if requested by the Trustee, to cooperate with, and provide assistance to, the Trustee in carrying out its duties under this Section 15.01; provided, however, that nothing herein shall be construed to relieve the Trustee of its duties pursuant to Section 15.01(a) hereof.
     (b)     In addition, if:

               (i) (A) Republic distributes to all holders of Republic Stock rights, warrants, options or other securities entitling them to subscribe for or purchase, for a period expiring within 45 days of the date after the date of distribution, shares of Republic Stock, or securities convertible into shares of Republic Stock, at less than the average of the Last Reported Sale Prices of the Republic Stock for the five Trading Days immediately preceding the declaration date of the distribution, or (B) Republic distributes to all holders of Republic Stock assets, evidence of indebtedness or other property or rights to subscribe for or purchase securities of Republic, which distribution has a per share value as determined by the Republic Board and set forth in a Board Resolution exceeding 10% of the average of the Last Reported Sale Prices of the Republic Stock for the five Trading Days immediately preceding the declaration date for such distribution, then, in either case, the Debentures may be surrendered for conversion at any time on and after the date that the Company gives notice to the holders of such distribution, which shall be not less than 20 Business Days prior to the Ex-Dividend Date for such distribution, until the earlier of the close of business on the Business Day immediately preceding, but not including, the Ex-Dividend Date or the date the Company publicly announces that such distribution will not take place; provided that no holder may exercise this right to convert if the holder will otherwise participate in such distribution without conversion;
               (ii)     Republic consolidates with or merges with or into another Person or is a party to a binding share exchange, in each case pursuant to which the Republic Stock is converted into cash or property other than securities, then the Debentures may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of the transaction. The Republic Board shall determine the anticipated effective date of the transaction, and such determination shall be conclusive and binding on the Debentureholders and shall be publicly announced by the Company by publication on its website or through such other public medium as it may use at that time not later than two Business Days prior to such 15th day;
     (c)     A Debenture in respect of which a holder is electing to exercise its option to require repurchase upon a Fundamental Change pursuant to Section 3.05 or repurchase pursuant to Section 3.06 may be converted only if such holder withdraws its election in accordance with Section 3.08(d). A holder of Debentures is not entitled to any rights of a holder of Republic Stock until such holder has converted his Debentures to Republic Stock, and only to the extent such Debentures are deemed to have been converted to Republic Stock under this Article 15.
     Section 15.02. Exercise of Conversion Privilege; Issuance of Republic Stock on Conversion; No Adjustment for Interest or Dividends. In order to exercise the conversion privilege with respect to any Debenture in certificated form, the Company must receive at the office or agency of the Company maintained for that purpose or, at the option of such holder, the Corporate Trust Office, such Debenture with the original or facsimile of the form entitled “Form of Conversion Notice” on the reverse thereof, duly completed and manually signed, together with such Debentures duly endorsed for transfer, accompanied by the funds, if any, required by this Section 15.02. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Republic Stock which shall be issuable on such conversion shall be issued, and shall be accompanied by transfer or similar taxes, if required pursuant to Section 15.07.
     In order to exercise the conversion privilege with respect to any interest in a Global Debenture, the beneficial holder must complete, or cause to be completed, the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program, deliver, or cause to be delivered, by book-entry delivery an interest in such Global Debenture, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or Conversion Agent, and pay the funds, if any, required by this Section 15.02 and any transfer or similar taxes if required pursuant to Section 15.07.
     As promptly as practicable after satisfaction of the requirements for conversion set forth above, subject to Section 15.03 and compliance with any restrictions on transfer if shares issuable on conversion are to be issued in a name other than that of the Debentureholder (as if such transfer were a transfer of the Debenture or Debentures (or portion thereof) so converted), Republic shall issue and the Company shall deliver to such Debentureholder at the office or agency maintained by the Company for such purpose pursuant to Section 5.02, a certificate or certificates for the number of full shares of Republic Stock, cash or a combination of cash and shares of Republic Stock (if the Company timely elects to pay cash for any portion of the shares of Republic Stock issuable upon conversion) issuable upon the conversion of such Debenture or portion thereof as determined by the Company in accordance with the provisions of this Article 15 and a check or cash in respect of any fractional interest in respect of a share of Republic Stock arising upon such conversion, calculated by the Company as provided in Section 15.03. In case any Debenture of a denomination greater than $1,000 shall be surrendered for partial conversion, and subject to Section 2.03, the Company shall execute and the Trustee shall authenticate and deliver to the holder of the Debenture so surrendered, without charge to such holder, a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Debenture.
     Each conversion shall be deemed to have been effected as to any such Debenture (or portion thereof) on the date on which the requirements set forth above in this Section 15.02 have been satisfied as to such Debenture (or portion thereof) (such date, the “Conversion Date”), and the Person in whose name any certificate or certificates for shares of Republic Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of Republic shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such Debenture shall be surrendered.

     Any Debenture or portion thereof surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the immediately following Interest Payment Date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the Interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided that no such payment need be made (1) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the next Interest Payment Date, (2) if the Company has specified a Repurchase Date following a Fundamental Change that is after a Regular Record Date and on or prior to the next Interest Payment Date or (3) to the extent of any overdue Interest, if any overdue Interest exists at the time of conversion with respect to such Debenture. Except as provided above in this Section 15.02, no payment or other adjustment shall be made for Interest accrued on any Debenture converted or for dividends on any shares issued upon the conversion of such Debenture as provided in this Article 15.
     Upon the conversion of an interest in a Global Debenture, the Trustee (or other Conversion Agent appointed by the Company), or the Custodian at the direction of the Trustee (or other Conversion Agent appointed by the Company), shall make a notation on such Global Debenture as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Debentures effected through any Conversion Agent other than the Trustee.
     Upon the conversion of a Debenture, that portion of the accrued but unpaid Interest with respect to the converted Debenture shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the Republic Stock, cash or a combination of cash and Republic Stock (together with the cash payment, if any in lieu of fractional shares) in exchange for the Debenture being converted pursuant to the provisions hereof; and the fair market value of such shares of Republic Stock and any such cash payment (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for and in satisfaction of the Company’s obligation to pay the principal amount of the converted Debenture and the accrued but unpaid Interest, and the balance, if any, of such fair market value of such Republic Stock (and any such cash payment) shall be treated as issued in exchange for and in satisfaction of the right to convert the Debenture being converted pursuant to the provisions hereof.
     Section 15.03. Payment Upon Conversion; Cash Payments in Lieu of Fractional Shares. (a) In the event that the Company receives notice of conversion on or prior to the day that is 20 days prior to Stated Maturity or, with respect to Debentures being redeemed, the applicable Redemption Date (the “Final Notice Date”), the following procedures will apply:
     If the Company chooses to satisfy all or any portion of the Company’s obligation (the “Conversion Obligation”) in cash, the Company will notify the holder through the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the Conversion Obligation or as a fixed dollar amount) at any time on or before the date that is two Business Days following receipt of the notice of conversion (“Cash

Settlement Notice Period”). If the Company timely elects to pay cash for any portion of the shares otherwise issuable to such holder, the conversion notice may be retracted by the holder at any time during the two Business Day period beginning on the day after the final day of the Cash Settlement Notice Period (“Conversion Retraction Period”); no such retraction can be made (and a conversion notice shall be irrevocable) if the Company does not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the Business Day following the final day of the 10 Trading Day period beginning on the day after the final day of the Conversion Retraction Period. Settlement amounts will be computed as follows:
               (i)     If the Company elects to satisfy all or any portion of the Conversion Obligation in shares, the Company will deliver to holders surrendering Debentures for conversion a number of shares equal to (1) the aggregate original principal amount of Debentures to be converted into shares divided by 1,000 multiplied by (2) the Conversion Rate.
               (ii)     If the Company elects to satisfy all or any portion of the Conversion Obligation in cash, the Company will deliver to holders surrendering Debentures for conversion cash in an amount equal to the product of:
          (A)     a number equal to (1) the aggregate original principal amount of Debentures to be paid in cash divided by 1,000 multiplied by (2) the Conversion Rate and
          (B)     the average of the Last Reported Sale Prices of the Republic Stock for the 10 consecutive Trading Days immediately following the date of the Company’s notice of its election to deliver cash (the “Cash Settlement Averaging Period”).
     (b)     In the event that the Company receives notice of conversion after the Final Notice Date, the Company will not send individual notices of its election to satisfy all or any portion of the Conversion Obligation in cash. Instead, if the Company chooses to satisfy all or any portion of such Conversion Obligation in cash, the Company will send a single notice to the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the Conversion Obligation or as a fixed dollar amount) promptly following the Company’s receipt of such notice of conversion. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth under Section 15.03(a) above except that the “Cash Settlement Averaging Period” shall be the five consecutive Trading Days ending on the third Trading Day prior to the Conversion Date. Settlement (in cash and/or shares) will occur on the Business Day following the final day of such Cash Settlement Averaging Period, subject to receipt by the Company of the Debentures to be converted.
     (c)     No fractional shares of Republic Stock or scrip certificates representing fractional shares shall be issued upon conversion of Debentures. If more than one Debenture shall be surrendered for conversion at one time by the same holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Debentures (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional share of stock would be issuable upon the conversion of any Debenture or Debentures, the Company shall make an adjustment and payment therefor in cash to the holder of Debentures at the Last Reported Sale Price of the Republic Stock on the last Trading Day immediately preceding the day on which the Debentures (or specified portions thereof) are deemed to have been converted.
     Section 15.04. Conversion Rate. Each $1,000 principal amount of the Debentures shall be convertible into 22.02642 shares of Republic Stock (herein called the “Conversion Rate”), subject to adjustment as provided in this Article 15.
     Section 15.05. Adjustment of Conversion Rate. (a) The Conversion Rate shall be adjusted from time to time by the Company as follows:
               (i)     If Republic shall pay or make a dividend or other distribution on the Republic Stock in shares of the Republic Stock, the Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Republic Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.
               (ii)     If Republic shall issue to all holders of Republic Stock (such issuance not being available on an equivalent basis to holders of the Debentures upon conversion)
          (1)     options, warrants or other rights entitling them to subscribe for or purchase shares of Republic Stock, or
          (2)     securities convertible or exchangeable into shares of Republic Stock, options, warrants or other rights to purchase or acquire securities convertible or exchangeable into shares of Republic Stock, in each case at a price per share of Republic Stock less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such options, warrants or other rights or securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Republic Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Republic Stock which the aggregate consideration expected to be received by Republic upon the exercise, conversion or exchange of such options, warrants or other rights or securities (as determined in good faith by the Republic Board, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Current Market Price and the denominator of which shall be the number of shares of Republic Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Republic Stock so offered for subscription or purchase, either directly and indirectly, or into which such securities are convertible or exchangeable, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.
               (iii)     If outstanding shares of Republic Stock shall be subdivided, split, combined or reclassified into a greater number of shares of Republic Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision, split, combination or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Republic Stock shall each be combined or reclassified into a smaller number of shares of Republic Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.
               (iv) (A) If Republic shall, by dividend or otherwise, distribute to all holders of Republic Stock evidences of its indebtedness, shares of capital stock, cash or other assets (but excluding any issuance of options, warrants or other rights or securities referred to in paragraph (ii) of this Section 15.05(a), any dividend or distribution paid exclusively in cash and any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in the next subparagraph, or dividend or distribution referred to in paragraph (i) of this Section 15.05(a)), the Conversion Rate shall be increased by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price on the date fixed for such determination less the then fair market value (as determined in good faith by the Republic Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Republic Stock and the denominator of which shall be such Current Market Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. In any case in which this clause (iv)(A) is applicable, clause (iv)(B) of this Section 15.05 shall not be applicable.
          (B)  In the case of a Spin-Off, the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying the Conversion Rate by a fraction, the numerator of which is the Current Market Price plus the Fair Market Value of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Republic Stock and the denominator of which is the Current Market Price; provided that if the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made. Any adjustment to the Conversion Rate under this subclause (iv)(B) will occur at the earlier of (A) the tenth Trading Day from, and including, the effective date of the Spin-Off and (B) the date of the securities being offered in the Initial Public Offering of the Spin-Off, if that Initial Public Offering is effected simultaneously with the Spin-Off.
               (v)     In case Republic shall, by dividend or otherwise, distribute to all holders of Republic Stock cash (excluding any cash that is distributed in a Reorganization Event to which Section 15.05(b) applies or as part of a distribution referred to in paragraph (iv) of this Section 15.05(a)), then, and in each such case, immediately after the close of business on such date for determination, the Conversion Rate shall be increased by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (A) the numerator of which shall be equal to the Current Market Price on the date fixed for such determination less an amount equal to the quotient of (x) the aggregate amount of cash distributed to all holders of the Republic Stock and (y) the number of shares of Republic Stock outstanding on the date fixed for such determination and (B) the denominator of which shall be equal to the Current Market Price on the date fixed for such determination.
               (vi)     In case a tender or exchange offer made by Republic or any Subsidiary of Republic for all or any portion of the Republic Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment per share of Republic Stock exceeding the Last Reported Sale Price of the Republic Stock on the Trading Day next succeeding the last time (the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), then, and in each such case, immediately prior to the opening of business on the day after such Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased by dividing the Conversion Rate immediately prior to the close of business on such Trading Day next succeeding the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Last Reported Sale Price of the Republic Stock on the Trading Day next succeeding the date of the Expiration Time and (II) the number of shares of Republic Stock outstanding (including any tendered shares) on the Trading Day next succeeding the date of the Expiration Time less (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders in such tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Last Reported Sale Price of the Republic Stock on the Trading Day next succeeding the date of the Expiration Time and (y) the number of shares of Republic Stock outstanding (including any tendered shares) on the Trading Day next succeeding the date of the Expiration Time less the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the

Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”).
               (vii)     All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Republic Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required until the earlier of (1) such time as the Company provides notice to holders of the Debentures of the Company’s intention to redeem the Debentures or (2) such time as the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If an adjustment is not made because the adjustment would not change the Conversion Rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.
               (viii)     The Company may make such increases in the Conversion Rate, in addition to those required or permitted by this Section 15.05, as the Republic Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Republic Stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes or for any other reasons.
               (ix)     Whenever the Conversion Rate is adjusted in accordance with this Section 15.05, the Company shall: (1) forthwith compute the Conversion Rate in accordance with this Section 15.05 and prepare and transmit to the Trustee an Officer’s Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (2) as soon as practicable following the occurrence of an event that requires or permits an adjustment to the Conversion Rate pursuant to this Section 15.05 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the holders of Debentures of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.
               (x)     Holders of Debentures will be entitled to receive, upon conversion of Debentures, in addition to shares of the Republic Stock, the rights under any rights plan adopted by Republic whether or not the rights have separated from shares of the Republic Stock at the time of conversion and no adjustment to the Conversion Rate will be made in accordance with paragraph (iv) above or otherwise to the extent such rights are so received upon conversion.
     (b)     In the event of:
(i)	any consolidation or merger of Republic with or into another Person or of another Person with or into Republic; or

(ii)	any sale, transfer, lease or conveyance to another Person of the property of Republic as an entirety or substantially as an entirety; or

(iii)	any reclassification of Republic Stock (other than a reclassification to which paragraph (iii) of Section 15.05(a) applies),
(any such event, a “Reorganization Event”), each holder of a Debenture prior to such Reorganization Event shall, after such Reorganization Event, be entitled to receive upon conversion the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the date of the Reorganization Event) by a holder of a number of shares of Republic Stock issuable upon conversion of such Debentures that (1) is not a Person with which Republic consolidated or into which Republic merged or which merged into Republic or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Republic Stock held by Affiliates of Republic and non-Affiliates of Republic, and (2) has failed to exercise the rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Republic Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this Section 15.05 the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). On the Conversion Date, the Conversion Rate then in effect shall be applied to the value or amount on the Conversion Date of such securities, cash or other property.
     In the event of such a Reorganization Event, the Person formed by such consolidation or merger, or the Person which acquires the property of Republic, shall execute and deliver to the Trustee an agreement supplemental hereto providing that the holder of each Debenture that remains outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 15.05. Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 15.05. The above provisions of this Section 15.05 shall similarly apply to successive Reorganization Events.
     Section 15.06. Withholding Taxes. The Company shall have the right to set-off any withholding taxes that the Company is required to pay with respect to any deemed distributions occurring as a result of changes in the Conversion Rate against cash payments of interest payable on the Debentures.

     Section 15.07. Taxes on Shares Issued. The issue of stock certificates on conversions of Debentures shall be made without charge to the converting Debentureholder for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the holder of any Debenture converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. Nothing herein shall preclude any tax withholding required by law or regulations.
     Section 15.08. Reservation of Shares, Shares To Be Fully Paid; Compliance with Governmental Requirements; Listing of Republic Stock. Republic shall reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Republic Stock to provide for the conversion of the Debentures from time to time as such Debentures are presented for conversion. Before taking any action which would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Debentures, Republic will take all corporate action which may, in the opinion of its counsel, be necessary in order that Republic may validly and legally issue shares of such Republic Stock at such adjusted Conversion Rate.
     The Company and Republic covenant that all shares of Republic Stock which may be issued upon conversion of Debentures will upon issue be fully paid and non-assessable by Republic and free from all taxes, liens and charges with respect to the issue thereof.
     Republic covenants that, if any shares of Republic Stock to be provided for the purpose of conversion of Debentures hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, Republic will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be. Republic further covenants that, if at any time the Republic Stock shall be listed on the New York Stock Exchange or any other U.S. national securities exchange or automated quotation system, Republic will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Republic Stock shall be so listed on such exchange or automated quotation system, all Republic Stock issuable upon conversion of the Debentures; provided that if the rules of such exchange or automated quotation system permit Republic to defer the listing of such Republic Stock until the first conversion of the Debentures into Republic Stock in accordance with the provisions of this Indenture, Republic covenants to list such Republic Stock issuable upon conversion of the Debentures in accordance with the requirements of such exchange or automated quotation system at such time.

     Section 15.09. Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to the Company or any holder of Debentures to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Republic Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Debenture; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to transfer or deliver any shares of Republic Stock or stock certificates or other securities or property or cash upon the surrender of any Debenture for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 15. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 15.05(b) relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Debentureholders upon the conversion of their Debentures after any event referred to in such Section 15.05(b) or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 8.01, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.
     Section 15.10. Notice to Holders Prior to Certain Actions. In case:
     (a)     Republic shall declare a dividend (or any other distribution) on Republic Stock that would require an adjustment in the Conversion Rate pursuant to Section 15.05; or
     (b)     Republic shall authorize the granting to the holders of all or substantially all of Republic Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or
     (c)     of any reclassification or reorganization of the Republic Stock (other than a subdivision or combination of the outstanding Republic Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which Republic is a party and for which approval of any shareholders of Republic is required, or of the sale or transfer of all or substantially all of the assets of Republic; or
     (d)     of the voluntary or involuntary dissolution, liquidation or winding up of Republic;

the Company shall cause to be filed with the Trustee and to be mailed to each holder of Debentures at such holder’s address appearing on the Debenture Register provided for in Section 2.05 of this Indenture, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Republic Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Republic Stock of record shall be entitled to exchange their Republic Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.
ARTICLE THREE
ADDITIONAL CONFORMING CHANGES
     Section 3.1. Amendment of Section 2.03.
     In the second paragraph of Section 2.03, the phrase “into Common Stock” shall be deleted and the phrase “in accordance with Article 15” substituted therefor.
     Section 3.2. Amendment of Section 2.06.
     In the second paragraph of Section 2.06, the phrase “into Common Stock” shall be deleted and the phrase “in accordance with Article 15” substituted therefor.
     Section 3.3. Amendment of Sections 3.02(b) and (c).
     In each of Sections 3.02(b) and 3.02(c) the phrase “into Common Stock” shall be deleted and the phrase “in accordance with Article 15” substituted therefor.
     Section 3.4. Amendment of Section 3.03.
     In the first and third paragraph of Section 3.03 the phrase “into Common Stock” shall be deleted and the phrase “in accordance with Article 15” substituted therefor.
     Section 3.5. Amendment of Sections 3.07(a) and (e).
     In Section 3.07(a) and Section 3.07(e) the phrase “of the Common Stock” shall be inserted following each reference to the “Last Reported Sale Price.”

     Section 3.6. Amendment of Section 7.01(c).
     In Section 7.01(c), the phrase “into shares of Common Stock, cash or a combination of cash and shares of Common Stock” shall be deleted and the phrase “in accordance with Article 15” substituted therefor.
     Section 3.7. Amendment of Section 7.07.
     In Section 7.07, the phrase “into shares of Common Stock, cash or a combination of cash and shares of Common Stock” shall be deleted and the phrase “in accordance with Article 15” substituted therefor.
     Section 3.8. Amendment to Section 11.02.
     In the first paragraph of Section 11.02 the phrase “into Common Stock” is deleted and the phrase “in accordance with Article 15” is substituted therefor; and the phrase “shares of Common Stock” is deleted and the phrase “shares of capital stock” is substituted therefor.
ARTICLE FOUR
CONCERNING THE TRUSTEE
     Section 4.1. Terms and Conditions.
     The Trustee accepts this First Supplemental Indenture and agrees to perform the duties of the Trustee upon the terms and conditions herein and in the Indenture set forth.
     Section 4.2. No Responsibility.
     The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
ARTICLE FIVE
EFFECT OF EXECUTION AND DELIVERY HEREOF
     From and after the effective time of this First Supplemental Indenture, (i) the Indenture shall be deemed to be amended and modified as provided herein, (ii) this First Supplemental Indenture shall form a part of the Indenture, (iii) except as modified and amended by this First Supplemental Indenture, the Indenture shall continue in full force and effect, (iv) the Debentures shall continue to be governed by the Indenture, as modified and amended by this First Supplemental Indenture, and (v) every holder of Debentures heretofore and hereafter authenticated and delivered under the Indenture shall be bound by this First Supplemental Indenture.

ARTICLE SIX
OBLIGATIONS UNDER THE INDENTURE
     Notwithstanding anything in the Indenture or this First Supplemental Indenture to the contrary, all obligations for payment of principal of, or interest or premium on, the Debentures shall remain solely the obligation of the Company, Republic has executed this First Supplemental Indenture only for the purpose of confirming its obligation to issue shares of Republic Stock upon the conversion of Debentures in accordance with Article 15 and to reserve, register and list such shares as provided in Section 15.08 of the Indenture, and Republic neither has nor assumes any obligations for payment of principal of, or interest or premium on, the Debentures, or any other obligations under the Indenture.
ARTICLE SEVEN
MISCELLANEOUS PROVISIONS
     Section 7.1. Effective Time.
     This First Supplemental Indenture is effective as of the Effective Time of the Merger, as defined in the Merger Agreement.
     Section 7.2. Headings Descriptive.
     The headings of the several Articles and Sections of this First Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this First Supplemental Indenture.
     Section 7.3. Rights and Obligations of the Trustee.
     All of the provisions of the Indenture with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with the same effect as if set forth herein in full.
     Section 7.4. Successors and Assigns.
     This First Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Debentures then outstanding.
     Section 7.5. Counterparts.
     This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
     Section 7.6. Governing Law.
     This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

ALLIED WASTE INDUSTRIES, INC.
By:
	Name:	Jo Lynn White
	Title:	Vice President, Assistant Secretary & Deputy General Counsel

REPUBLIC SERVICES, INC.
By:
	Name:	Edward A. Lang, III
	Title:	Vice President, Finance & Treasurer

U.S. BANK NATIONAL ASSOCIATION
By:
Name:
Title: